Exhibit 99.1

Contacts

Media	Analysts		Investors
Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces 2013 Results

And Issues Earnings Guidance

•	2013 Diluted EPS from Continuing Operations Were $2.10

•	2014 EPS from Continuing Operations Guidance Established at $2.25 to $2.45

•	EPS from Continuing Operations Expected to Grow at a 7% to 10% Compound Annual Rate from 2013 through 2018

ST. LOUIS (Feb. 21, 2014) — Ameren Corporation (NYSE: AEE) today announced 2013 net income from continuing operations of $512 million, or $2.10 per diluted share, compared to 2012 net income from continuing operations of $516 million, or $2.13 per diluted share. As a result of Ameren’s divestiture of its merchant generation business, the results of this business are classified as discontinued operations in the financial statements.

The decrease in 2013 earnings from continuing operations, compared to 2012, reflected 2013 nuclear refueling outage expenses, versus the prior year when there was no refueling outage, and milder summer weather. The earnings comparison was positively affected by increased rates for Missouri electric and Illinois transmission service and increased Illinois electric delivery earnings under formula ratemaking. Additional factors negatively affecting the earnings comparison included charges in 2013 related to Missouri and Illinois regulatory decisions and the absence in 2013 of a benefit related to a 2012 Federal Energy Regulatory Commission (FERC) decision.

“With the divestiture of our merchant generation business now complete, we are solely focused on our rate-regulated utilities. In 2013, these continuing operations delivered improved earnings on a weather-normalized basis despite a Callaway refueling outage and two regulatory charges,” said Thomas R. Voss, chairman and CEO of Ameren Corporation. “Looking ahead, our FERC-regulated transmission and Illinois energy delivery businesses are making significant new investments to improve reliability and customers’

NEWS RELEASE

ability to manage their energy usage. Our capability to make such investments is supported by modern, constructive regulatory frameworks in these jurisdictions, and we expect these investments to lead to solid earnings growth. In addition, we continue our work to enhance the Missouri regulatory framework to better support investment in that state’s aging energy infrastructure for the benefit of customers while managing the business in a disciplined fashion, including aligning spending with the existing regulatory framework.”

Ameren recorded earnings from continuing operations of $48 million, or 19 cents per share, for the fourth quarter of 2013, compared to $12 million, or 5 cents per share, for the fourth quarter of 2012. The improvement in earnings reflected increased rates for Missouri electric and Illinois transmission service; greater electric and gas sales volumes primarily resulting from colder winter temperatures; and increased Illinois electric delivery earnings under formula ratemaking. These positive factors were partially offset by a fourth quarter 2013 charge related to the Illinois Commerce Commission’s (ICC) disallowance of certain debt redemption costs.

Earnings from Continuing Operations Guidance

Ameren expects 2014 earnings to be in a range of $2.25 to $2.45 per share. Further, it expects earnings per share to grow at a 7% to 10% compound annual rate through 2018 using 2013 results from continuing operations as the base. This growth is expected to be driven primarily by infrastructure investments in FERC-regulated transmission and Illinois energy delivery services.

Ameren’s earnings guidance assumes normal temperatures and is subject to the effects of, among other things, changes in 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment 2013 earnings were $395 million, compared to 2012 earnings of $416 million. The decrease in earnings reflected 2013 Callaway refueling outage expenses, compared to 2012 when there was no refueling outage, and milder summer weather. The earnings comparison was positively affected by an increase in rates for electric service, effective in January 2013, and disciplined cost management. Additional factors negatively affecting the earnings comparison included a 2013 charge resulting from a Missouri Public Service Commission decision related to the fuel adjustment clause and the absence in 2013 of a benefit related to a 2012 FERC decision.

NEWS RELEASE

Ameren Illinois Segment Results

Ameren Illinois segment 2013 earnings were $160 million, compared to 2012 earnings of $141 million. The increase in earnings reflected higher electric delivery earnings recognized under formula ratemaking resulting from increased infrastructure investment; a higher allowed return on equity due to higher 30-year Treasury bond yields; and the absence in 2013 of a 2012 contribution required to implement formula ratemaking. The earnings comparison also benefited from increased rates for transmission service, effective in January 2013. These positive factors were partially offset by a fourth quarter 2013 charge for the ICC’s disallowance of certain debt redemption costs.

Parent Company and Other

The parent company and other loss from continuing operations was $43 million for 2013, compared to $41 million for 2012. Parent company and other results include interest expense and certain other costs which were previously allocated to the merchant generation business, as well as costs historically not allocated to Ameren’s business segments.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Feb. 21, to discuss 2013 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q4 2013 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Feb. 21 through
Feb. 28 by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 13575772.

NEWS RELEASE

About Ameren

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission of Illinois develops regional electric transmission projects. Follow us on Twitter @AmerenCorp. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2012 and Ameren’s Form 10-Q for the quarter ended March 31, 2013, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as complaint cases filed by Noranda Aluminum, Inc. with the Missouri Public Service Commission in February 2014 requesting a reduction in Ameren Missouri’s electric rates, including a reduction in its allowed return on equity, and certain rate design changes; the outcome of Ameren Illinois’ appeal of the ICC’s electric and natural gas rate orders issued in December 2013; Ameren Illinois’ request for rehearing of a July 2012 FERC order regarding the inclusion of acquisition premiums in its transmission rates; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and the 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•

the effects of Ameren Illinois’ expected participation, beginning in 2015, in the regulatory framework provided by the state of Illinois’ Natural Gas Consumer, Safety and Reliability Act, which allows for the use of a rider to recover costs of certain natural gas infrastructure investments made between rate cases;

•	the effects of, or changes to, the Illinois power procurement process;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at either the state or federal levels, and the implementation of deregulation;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to timely recover these costs;

•	our ability to reduce costs that are not recoverable from customers;

•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities;

NEWS RELEASE

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that may make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and future decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs, result in an impairment of our assets, result in sales of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren’s and Ameren Missouri’s energy centers or required to satisfy energy sales made by Ameren or Ameren Missouri;

•

the inability of Dynegy Inc. and Illinois Power Holdings, LLC (IPH) to satisfy their indemnities and other obligations to Ameren in connection with the divestiture of New Ameren Energy Resources Generating Company, LLC to IPH;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Operating Revenues:
Electric	$1,009	$959	$4,832	$4,857
Gas	313	299	1,006	924

Total operating revenues	1,322	1,258	5,838	5,781

Operating Expenses:
Fuel	197	164	845	714
Purchased power	102	150	502	780
Gas purchased for resale	182	168	526	472
Other operations and maintenance	388	387	1,617	1,511
Depreciation and amortization	178	171	706	673
Taxes other than income taxes	104	106	458	443

Total operating expenses	1,151	1,146	4,654	4,593

Operating Income	171	112	1,184	1,188

Other Income and Expenses:
Miscellaneous income	18	17	69	70
Miscellaneous expense	8	9	26	37

Total other income	10	8	43	33

Interest Charges	109	97	398	392

Income Before Income Taxes	72	23	829	829

Income Taxes	23	10	311	307

Income from Continuing Operations	49	13	518	522

Loss from Discontinued Operations, Net of Taxes	(11)	(1,168)	(223)	(1,496)

Net Income (Loss)	38	(1,155)	295	(974)

Less: Net Income (Loss) Attributable to Noncontrolling Interests:

Continuing Operations	1	1	6	6

Discontinued Operations	-	-	-	(6)

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	48	12	512	516

Discontinued Operations	(11)	(1,168)	(223)	(1,490)

Net Income (Loss) Attributable to Ameren Corporation	$37	$(1,156)	$289	$(974)

Earnings (Loss) per Common Share – Basic:

Continuing Operations	$0.19	$0.05	$2.11	$2.13
Discontinued Operations	(0.04)	(4.81)	(0.92)	(6.14)

Earnings (Loss) per Common Share – Basic	$0.15	$(4.76)	$1.19	$(4.01)

Earnings (Loss) per Common Share – Diluted:

Continuing Operations	$0.19	$0.05	$2.10	$2.13
Discontinued Operations	(0.04)	(4.81)	(0.92)	(6.14)

Earnings (Loss) per Common Share – Diluted	$0.15	$(4.76)	$1.18	$(4.01)

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6

Average Common Shares Outstanding – Diluted	245.1	243.0	244.5	243.0

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2013	December 31, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$30	$184
Accounts receivable - trade (less allowance for doubtful accounts)	404	354
Unbilled revenue	304	291
Miscellaneous accounts and notes receivable	196	71
Materials and supplies	526	570
Current regulatory assets	156	247
Current accumulated deferred income taxes, net	106	170
Other current assets	85	98
Assets of discontinued operations	165	1,611

Total current assets	1,972	3,596

Property and Plant, Net	16,205	15,348
Investments and Other Assets:
Nuclear decommissioning trust fund	494	408
Goodwill	411	411
Intangible assets	22	14
Regulatory assets	1,240	1,786
Other assets	698	667

Total investments and other assets	2,865	3,286

TOTAL ASSETS	$21,042	$22,230

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$534	$355
Short-term debt	368	-
Accounts and wages payable	806	533
Taxes accrued	55	49
Interest accrued	86	89
Customer deposits	105	107
Mark-to-market derivative liabilities	52	92
Current regulatory liabilities	216	100
Other current liabilities	194	168
Liabilities of discontinued operations	45	1,193

Total current liabilities	2,461	2,686

Long-term Debt, Net	5,504	5,802
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,166	3,186
Accumulated deferred investment tax credits	63	70
Regulatory liabilities	1,705	1,589
Asset retirement obligations	369	349
Pension and other postretirement benefits	466	1,138
Other deferred credits and liabilities	622	643

Total deferred credits and other liabilities	6,391	6,975

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,632	5,616
Retained earnings	907	1,006
Accumulated other comprehensive income (loss)	3	(8)

Total Ameren Corporation stockholders’ equity	6,544	6,616
Noncontrolling Interests	142	151

Total equity	6,686	6,767

TOTAL LIABILITIES AND EQUITY	$21,042	$22,230

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended December 31,
	2013	2012

Cash Flows From Operating Activities:
Net income (loss)	$295	$(974)
Loss from discontinued operations, net of taxes	223	1,496
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	666	633
Amortization of nuclear fuel	71	83
Amortization of debt issuance costs and premium/discounts	24	20
Deferred income taxes and investment tax credits, net	410	257
Allowance for equity funds used during construction	(37)	(36)
Stock-based compensation costs	27	29
Other	23	(7)
Changes in assets and liabilities	(66)	(97)

Net cash provided by operating activities - continuing operations	1,636	1,404
Net cash provided by operating activities - discontinued operations	57	286

Net cash provided by operating activities	1,693	1,690

Cash Flows From Investing Activities:
Capital expenditures	(1,379)	(1,063)
Nuclear fuel expenditures	(45)	(91)
Purchases of securities - nuclear decommissioning trust fund	(214)	(403)
Sales and maturities of securities - nuclear decommissioning trust fund	196	384
Tax grants received related to renewable energy properties	-	18
Other	2	2

Net cash used in investing activities - continuing operations	(1,440)	(1,153)
Net cash used in investing activities - discontinued operations	(283)	(157)

Net cash used in investing activities	(1,723)	(1,310)

Cash Flows From Financing Activities:
Dividends on common stock	(388)	(382)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	368	(148)
Redemptions, repurchases, and maturities of long-term debt	(399)	(760)
Issuances of long-term debt	278	882
Capital issuance costs	(2)	(16)
Other	-	4

Net cash used in financing activities - continuing operations	(149)	(426)
Net cash provided by financing activities - discontinued operations	-	-

Net cash used in financing activities	(149)	(426)

Net change in cash and cash equivalents	(179)	(46)
Cash and cash equivalents at beginning of year	209	255

Cash and cash equivalents at end of year	30	209

Less: cash and cash equivalents at end of year - discontinued operations	-	25

Cash and cash equivalents at end of year - continuing operations	$30	$184

Noncash financing activity - dividends on common stock	$-	$(7)

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,318	3,033	13,562	13,385
Commercial	3,511	3,380	14,634	14,575
Industrial	2,170	2,127	8,709	8,660
Other	36	37	125	126

Native load subtotal	9,035	8,577	37,030	36,746
Off-system and wholesale	1,475	1,810	6,128	7,293

Subtotal	10,510	10,387	43,158	44,039

Ameren Illinois
Power supply and delivery service	1,099	1,772	5,474	9,507
Delivery service only	1,829	822	6,310	2,103
Commercial
Power supply and delivery service	650	589	2,606	2,985
Delivery service only	2,420	2,236	9,541	9,175
Industrial
Power supply and delivery service	394	428	1,667	1,595
Delivery service only	2,728	2,799	10,861	11,753
Other	127	123	522	523

Native load subtotal	9,247	8,769	36,981	37,641
Eliminate affiliate sales	(41)	-	(82)	-

Ameren Total from Continuing Operations	19,716	19,156	80,057	81,680

Electric Revenues (in millions):
Ameren Missouri
Residential	$298	$242	$1,428	$1,297
Commercial	246	214	1,216	1,088
Industrial	104	92	491	435
Other	22	32	61	104

Native load subtotal	670	580	3,196	2,924
Off-system and wholesale	42	48	183	208

Subtotal	$712	$628	$3,379	$3,132

Ameren Illinois
Residential
Power supply and delivery service	$88	$146	$501	$953
Delivery service only	71	35	282	98
Commercial
Power supply and delivery service	48	39	215	253
Delivery service only	40	39	184	178
Industrial
Power supply and delivery service	17	14	70	53
Delivery service only	10	13	44	50
Other	27	49	165	154

Native load subtotal	301	335	1,461	1,739
Eliminate affiliate revenues and other	(4)	(4)	(8)	(14)

Ameren Total from Continuing Operations	$1,009	$959	$4,832	$4,857

Electric Generation - megawatthours (in millions):
Ameren Missouri	10.6	10.5	43.2	44.7

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.814	1.745	1.846	1.718

Gas Sales - decatherms (in thousands):
Ameren Missouri	6,052	4,856	19,420	15,858
Ameren Illinois	56,350	48,479	175,846	156,789

Ameren Total	62,402	53,335	195,266	172,647

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$33	$16	$395	$416
Ameren Illinois	21	11	160	141
Other	(6)	(15)	(43)	(41)

Ameren Total	$48	$12	$512	$516

	December 31, 2013	December 31, 2012
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$26.97	$27.27
Capitalization Ratios:
Common equity	50.1%	52.0%
Preferred stock	1.1%	1.1%
Debt, net of cash(a)	48.8%	46.9%

(a) For December 31, 2012, excludes cash and debt of discontinued operations.